EXHIBIT 99.1

Richard Wu to Present the VLOV 2012 Spring/Summer Collection at Mercedes-Benz Fashion Week in New York City

XIAMEN, China, August 1, 2011 /PRNewswire-Asia/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc., which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that the Company will be showing VLOV’s 2012 Spring/Summer collection at the Mercedes-Benz Fashion Week in New York City on September 12, 2011 at 3 p.m. in the Stage venue at Lincoln Center.

Mr. Richard Wu, VLOV’s CEO and Chief Designer, stated, “We are very excited to be presenting our Spring/Summer 2012 collection and want to thank the China Fashion Designer’s Association for their recommendation to have VLOV participate in New York Fashion Week.  We are thrilled to have the opportunity to showcase our designs at such an esteemed venue and to be featured among many highly regarded global brands. ”

To present during New York Fashion Week, VLOV went through an extensive review process, which included American and European fashion week representatives visiting VLOV’s offices as well as multiple store locations. Mr. Wu is regarded as one of China’s top fashion designers and has been named China Fashion Week’s Top Ten Fashion Designer for the past two years.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV-brand fashion-forward apparel for middle-class Chinese men. VLOV products are sold by distributors through multiple points of sale throughout China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.